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                                                                     Exhibit g.2

                  NUVEEN FLOATING RATE INCOME OPPORTUNITY FUND

                        AMENDMENT OF MANAGEMENT AGREEMENT


                  Agreement made as of this 31st day of July 2004, by and between NUVEEN FLOATING RATE INCOME OPPORTUNITY FUND, a Massachusetts business trust (the "Fund"), and NUVEEN INSTITUTIONAL ADVISORY CORP., a Delaware corporation (the "Adviser"), to be effective August 1, 2004.

                                WITNESSETH THAT:

         WHEREAS, the Board of Trustees of the Trust and the Adviser have agreed to amend that certain Management Agreement between the Fund and the Adviser dated June 22, 2004 (the "Agreement"), by amending the schedule for the investment management fee paid to the Adviser on and after August 1, 2004 by the Fund to reflect fee reductions when complex-wide assets reach or exceed certain asset levels; and

         WHEREAS, the Board of Trustees, at a meeting called for the purpose, has approved the amendment to the Agreement as set forth below.

         NOW THEREFORE, in consideration of the mutual covenants contained herein and in the Agreement as hereby amended, the Fund and the Adviser hereby agree as follows:

1. Section 2 of the Agreement shall be amended to read in its entirety as follows:

         A. Effective beginning August 1, 2004, the Fund will pay to the Adviser, at the end of each calendar month, an investment management fee equal to the sum of a Fund-Level Fee and a Complex-Level Fee.

         B. The Fund Level Fee shall be computed by applying the following annual rate to the average total daily net assets of the Fund:

                  Average Total Daily Net Assets(1)            Rate
                  ---------------------------------            ----

                           Up to $500 million                 .6500%
                           $500 to $1 billion                 .6250%
                           $1 billion to $1.5 billion         .6000%
                           $1.5 billion to $2 billion         .5750%
                           $2 billion and over                .5500%


(1) Including net assets attributable to the Fund's Preferred Shares and the principal amount of the borrowings.

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         C. The Complex-Level Fee shall be calculated by reference to the daily net assets of the Eligible Funds, as defined below (with such daily net assets to include, in the case of Eligible Funds whose advisory fees are calculated by reference to net assets that include net assets attributable to preferred stock issued by or borrowings by the fund, such leveraging net assets) ("Complex-Level Assets"), pursuant to the following annual fee schedule:

                      Complex-Level Assets                    Rate
                      --------------------                    ----

                           First $55 billion                  .2000%
                           Next $1 billion                    .1800%
                           Next $1 billion                    .1600%
                           Next $3 billion                    .1425%
                           Next $3 billion                    .1325%
                           Next $3 billion                    .1250%
                           Next $5 billion                    .1200%
                           Next $5 billion                    .1175%
                           Next $15 billion                   .1150%

         With respect to Complex-Level Assets over $91 billion, both the Fund (via its Board of Trustees) and the Adviser intend that the parties will meet, prior to the time when Complex-Assets reach that level, to consider and negotiate the fee rate or rates that will apply to such assets. The parties agree that, in the unlikely event that Complex-Wide Assets reach $91 billion prior to the parties reaching an agreement as to the Complex-Level Fee rate or rates to be applied to such assets, the Complex-Level Fee rate for such Complex-Level Assets shall be .1400% until such time as the parties agree to a different rate or rates.

         D. "Eligible Funds", for purposes of this Agreement, shall mean all Nuveen-branded closed-end and open-end registered investment companies organized in the United States. Any open-end or closed-end funds that subsequently become part of the Nuveen complex because either (a) Nuveen Investments, Inc. or its affiliates acquire the investment adviser to such funds (or the adviser's parent), or (b) Nuveen Investments, Inc. or its affiliates acquire the fund's adviser's rights under the management agreement for such fund, will be evaluated by both Nuveen management and the Nuveen Funds' Board, on a case-by-case basis, as to whether or not these acquired funds would be included in the Nuveen complex of Eligible Funds and, if so, whether there would be a basis for any adjustments to the complex-level breakpoints.

         E. For the month and year in which this Agreement becomes effective, or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement shall have been in effect during the month and year, respectively. The services of the Adviser to the Fund under this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar services or other services to others so long as its services hereunder are not impaired thereby.


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         IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and on its behalf by a duly authorized officer as of the day and year first above written.


                                           NUVEEN FLOATING RATE INCOME
                                                 OPPORTUNITY FUND

                                           By:  /s/ Jessica R. Droeger
                                              ---------------------------
                                                Vice President


Attest: Virginia L. O'Neal
       -----------------------
        Assistant Secretary


                                           NUVEEN INSTITUTIONAL ADVISORY
                                           CORP.


                                           By:  /s/ Gifford R. Zimmerman
                                              ---------------------------
                                                Managing Director



Attest: Larry Martin
       -----------------------
        Assistant Secretary